Exhibit 99.1

Ovid Therapeutics Reports on Takeda’s Announcement of Phase 3 Topline Study Results for Soticlestat

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Takeda’s Skyline study in Dravet syndrome narrowly missed its primary endpoint of reduction in convulsive seizure frequency and showed clinically meaningful and significant effects in multiple key secondary efficacy endpoints all with p-values ≤ 0.008

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Takeda’s Skyway study in Lennox-Gastaut syndrome missed its primary endpoint of reduction in major motor drop seizures

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Soticlestat had a consistent and favorable safety and tolerability profile in both studies

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Takeda will move forward to discuss the totality of the data with regulatory authorities

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With the upfront milestone payment received from Takeda in 2021, Ovid built a differentiated pipeline with novel programs, including two clinical programs (OV888 entering Phase 2 and OV329 completing a Phase 1 with efficacy biomarkers) and a KCC2 direct activator library (first preclinical program, OV350, expected to move into the clinic in 2025)

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Ovid will prioritize and pursue its programs with financial discipline and expects its cash runway to last into the first half of 2026, and Ovid anticipates several clinical milestones between now and then

NEW YORK, June 17, 2024 -- Ovid Therapeutics Inc. (NASDAQ: OVID), a biopharmaceutical company dedicated to meaningfully improving the lives of people affected by rare epilepsies and brain conditions, reports that Takeda Pharmaceutical Company Limited (Takeda) has announced topline data from its Phase 3 SKYLINE and SKYWAY studies evaluating soticlestat for the treatment of Dravet syndrome (DS) and Lennox-Gastaut syndrome (LGS).

Dr. Jeremy Levin, D. Phil, MB Chir, Chairman and CEO of Ovid, stated, “we are surprised and disappointed with the primary endpoint results. Soticlestat has a unique mechanism of action and a favorable tolerability profile, though its potential was not elucidated in SKYWAY. While SKYLINE narrowly missed its primary endpoint, we believe there are indications of effect in the secondary endpoints and the totality of the data in DS patients. Takeda is thoughtfully evaluating that data to inform the path forward with regulatory authorities.”

“After selling our rights back to Takeda three years ago, we have built an exciting and differentiated pipeline, which we believe will generate multiple value-creating opportunities in the near-term. Our R&D and financial strategy is independent of soticlestat’ s outcome. We will advance our pipeline thoughtfully and continue to apply the fiscal discipline to achieve our goals,” remarked Dr. Levin.

SKYLINE TOPLINE FINDINGS

SKYLINE was a multicenter, randomized, double-blind Phase 3 study that evaluated soticlestat plus standard of care as compared to placebo plus standard of care in patients with refractory DS. Soticlestat narrowly missed the primary endpoint of reduction from baseline in convulsive seizure frequency as compared to placebo (p-value=0.06). Among the six key secondary endpoints, soticlestat showed clinically meaningful and significant results in the responder rate, measures of caregiver and clinician global impression of improvement, and seizure intensity and duration scales over the 16-week treatment period (all with p-values ≤ 0.008).

In the Phase 2 study, ELEKTRA, soticlestat demonstrated a statistically significant reduction of seizures from baseline compared to placebo (p-value=0.002) in the combined DS and LGS study population during the full treatment period. In the DS cohort, statistically significant reduction in convulsive seizure frequency from baseline compared to placebo (p-value=0.0007) was also achieved1. In a pooled analysis of SKYLINE and the DS cohort of the Phase 2 ELEKTRA study, soticlestat also showed a reduction from baseline in convulsive seizure frequency compared to placebo (p-value=0.001).

SKYWAY TOPLINE FINDINGS

SKYWAY was a multicenter, randomized, double-blind Phase 3 study that evaluated soticlestat plus the standard of care as compared to placebo plus the standard of care in patients with refractory LGS. Soticlestat missed the primary endpoint of reduction from baseline in major motor drop (MMD) seizure frequency as compared to placebo.

RESULTS ACROSS PHASE 3 STUDIES

In SKYLINE and SKYWAY, some pre-specified subgroups of patients showed significant treatment effects on the primary endpoint and on secondary efficacy endpoints of caregiver global impression of improvement, clinician global impression of improvement, and seizure intensity and duration scales over the 16-week treatment period. Further analyses are being conducted.

Soticlestat was generally well tolerated in both the SKYLINE and the SKYWAY studies and demonstrated a safety profile consistent with the findings of previous studies.

Soticlestat is a novel mechanism of action and has no known clinically meaningful drug-to-drug interactions with anti-seizure medications.

REGULATORY PLANS

Takeda plans to engage with regulatory authorities to discuss the totality of the data generated by the soticlestat studies to determine next steps. Takeda will also plan to present results of both Phase 3 studies at an upcoming scientific congress.

OVID UPDATES

Ovid’s cash runway is expected to last into the first half of 2026, prior to which time Ovid anticipates several clinical milestones from its differentiated pipeline with novel mechanisms of action. These include:

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Safety data from a Phase 1 multiple-ascending dose study of OV888 (GV101) in H1 2024. OV888 (GV101) is a potent, highly selective inhibitor or Rho associated coiled-coil containing protein kinase 2 (ROCK2), which Ovid is developing for cerebral cavernous malformations (CCM) in collaboration with Graviton Bioscience.

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Proof of concept findings for OV888 (GV101) in cerebral cavernous malformations are anticipated in H1 2026. Ovid expects to initiate a Phase 2 proof-of-concept study in people living with CCMs in H2 2024 with an interim readout anticipated in H1 2026.

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Biomarker and safety data from a Phase 1 study of OV329 expected in H2 2024. OV329 is a highly potent GABA-aminotransferase inhibitor that is being developed for refractory seizures.

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First-in-human data for KCC2 direct activators (OV350) are expected in H1 2026. Potassium chloride co-transporter 2 (KCC2) represents an exciting target in the brain that is implicated in many neurological and psychiatric disorders. Ovid plans to submit an investigational new drug application for OV350, which is a direct activator of KCC2, in a psychiatric indication in H2 2024.

To enable Ovid to reach its milestones, it will prioritize activities and resources that have the most value-creating potential.

Pending review of the totality of the soticlestat data and discussions with regulators, Takeda will determine how it will proceed with regulatory next steps. At that time, Ovid will update its guidance relative to any potential milestones and royalty payments pursuant to its royalty, license and termination agreement with Takeda.

ABOUT SOTICLESTAT

Soticlestat is an investigational, first-in-class potent and selective inhibitor of cholesterol 24-hydroxylase, an enzyme primarily expressed in the brain that catabolizes cholesterol to 24-S hydroxycholesterol, resulting in a reduction in glutamatergic hyperexcitability.

ABOUT THE UNMET NEED

Despite the availability of approved anti-seizure medicines (ASMs), approximately 85% of individuals living with DS and LGS continue to experience refractory seizures, behavioral and developmental challenges. Polypharmacy is the standard of care for these patients, and around 50% take up to three ASMs concomitantly. This “layering” of medicines is often accompanied by undesirable side effects, tolerability issues, drug-drug interactions and burdensome monitoring requirements.

ABOUT SKYLINE TRIAL

The Phase 3 SKYLINE trial is a global, multicenter, 1:1 randomized, double blind, placebo-controlled, parallel group study to evaluate the efficacy, safety, and tolerability of soticlestat as adjunctive therapy in pediatric and young adult subjects with DS. The primary endpoint was percent change from baseline in convulsive seizure frequency per 28 days in subjects receiving soticlestat and standard of care as compared with placebo and standard of care during the full treatment period. Key secondary endpoints included evaluation of effects on treatment response, Caregiver global impression of improvement (Care GI-I), CGI-I, CGI-I Non seizure symptoms, QI-Disability, CGI-I seizure intensity and duration.

A total of 144 subjects aged 2-21 years were enrolled in the study. The diagnosis of DS was adjudicated independently by the Epilepsy Study Consortium. The study treatment period was 16 weeks including a 4-week titration period and 12-week maintenance period. Patients were randomized 1:1 to receive either soticlestat or matching placebo twice daily (BID) added to current antiseizure therapy administered orally or via enteral tube feeding. Soticlestat was started at 100 mg BID or weight equivalent dose for seven days and titrated up weekly, based on tolerability, up to 300 mg BID or weight equivalent dose. Upon completion of the study, willing subjects had the option to enroll into an ongoing open-label extension study (ENDYMION 2).

ABOUT SKYWAY TRIAL

The Phase 3 SKYWAY trial is a global, multicenter, 1:1 randomized, double-blind, placebo- controlled, parallel group study to evaluate the efficacy, safety, and tolerability of soticlestat as adjunctive therapy in pediatric and adult subjects with LGS. The primary endpoint was percent change from baseline in MMD seizure frequency per 28 days in subjects receiving soticlestat plus standard of care as compared with placebo plus standard of care during the full treatment period. Key secondary endpoints included evaluation of effects on treatment response, Care GI-I, CGI-I, CGI-I non seizure symptoms, QI- Disability, CGI-I seizure intensity and duration.

A total of 270 subjects aged 2-55 years were enrolled in the study. The diagnosis of LGS was adjudicated independently by the Epilepsy Study Consortium. The study treatment period was 16 weeks including a 4-week titration period and 12-week maintenance period. Patients were randomized 1:1 to receive either soticlestat or matching placebo twice daily (BID) added to current antiseizure therapy administered orally or via enteral tube feeding. Soticlestat was started at 100 mg BID or weight equivalent dose for 7 days and titrated up weekly, based on tolerability, up to 300 mg BID or weight equivalent based. Upon completion of the study, willing subjects had the option to enroll into an open-label extension study (ENDYMION 2).

ABOUT OVID THERAPEUTICS

Ovid Therapeutics Inc. is a New York-based biopharmaceutical company that is dedicated to meaningfully improving the lives of people affected by certain epilepsies and brain conditions with seizure symptoms. The Company is advancing a pipeline of novel, targeted small molecule candidates that modulate the intrinsic and extrinsic factors involved in neuronal hyperexcitability causative of seizures and other neurological symptoms. Ovid is developing: OV888 (GV101), a potent and highly selective ROCK2 inhibitor, for the potential treatment of lesions associated with cerebral cavernous malformations and other brain disorders; OV329, a GABA-aminotransferase inhibitor, a potential therapy for treatment-resistant seizures; and OV350, a direct activator of the KCC2 transporter, for the potential treatment of epilepsies and other psychiatric conditions. For more information about these and other Ovid research programs, please visit www.ovidrx.com.

FORWARD-LOOKING STATEMENTS

This press release includes certain disclosures by Ovid that contain “forward-looking statements,” including, without limitation: statements regarding the potential opportunity for soticlestat; the timing of potential regulatory discussions and filings and/or regulatory decisions for soticlestat, the potential for milestone and royalty payments from Takeda for the potential approval of and commercialization of soticlestat; Ovid’s expectations regarding the duration of its cash runway and the expectation that it will support the advancement of Ovid’s pipeline and Ovid’s potential future business development opportunities and statements regarding the potential use and development of OV888 (GV101), OV329, and OV350. You can identify forward-looking statements because they contain words such as “advances,” “anticipates,” “could,” “demonstrates,” “expects,” “intends,” “may,” “plan,” “potential,” “pursue,” and “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Forward-looking statements are based on Ovid’s current expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, uncertainties inherent in the preclinical and clinical development and regulatory approval processes, risks related to Ovid’s ability to achieve its financial objectives, the risk that Ovid may not be able to realize the intended benefits of its technology or its business strategy, or risks related to Ovid’s ability to identify business development targets or strategic partners, to enter into strategic transactions on favorable terms, or to consummate and realize the benefits of any business development transactions. Additional risks that could cause actual results to differ materially from those in the forward-looking statements are set forth under the caption “Risk Factors” in Ovid’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”) on May 14, 2024, and in future filings Ovid makes with the SEC. Any forward-looking statements contained in this press release speak only as of the date hereof, and Ovid assumes no obligation to update any forward-looking statements contained herein, whether because of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts

Investors:

Garret Bonney

IR@ovidrx.com

617-735-6093

Media:

Raquel Cabo

rcabo@ovidrx.com

646-647-6553

REFERENCES

1.
Hahn CD, Jiang Y, Villanueva V, et al. A phase 2, randomized, double‐blind, placebo‐controlled study to evaluate the efficacy and safety of SOTICLESTAT as adjunctive therapy in pediatric patients with Dravet Syndrome or Lennox–Gastaut syndrome (elektra). Epilepsia. 2022;63(10):2671-2683. doi:10.1111/epi.17367